Exhibit 23.8
December 14, 2005
Special Committee of the Board of Directors of
OptiCare Health Systems, Inc.
87 Grandview Avenue
Waterbury, CT 06708
     The Woodward Group, Ltd. hereby consents to the use of its name and description of its opinion letter, dated August 18, 2005, to the Special Committee of the Board of Directors of OptiCare Health Systems, Inc., in, and to the inclusion of such opinion as Annex E to, the Joint Proxy Statement/Prospectus which is part of the Registration Statement on Form S-4 of Refac and all amendments, including post-effective amendments, thereto (or any other Registration Statement of the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). By giving such consent, we do not thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “expert” as used in, or that we come within the category of persons whose consent is required under, the Securities Act, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that this opinion constitutes a report or valuation within the meaning of Section 11 of the Securities Act.
/s/ The Woodward Group, Ltd.
The Woodward Group, Ltd.